Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fiscal 2024 First Quarter Results

OMAHA, Neb., January 4, 2024—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter which ended on November 30, 2023.

Key Highlights

•
North America irrigation revenue growth driven by improved demand for irrigation equipment
•
Irrigation equipment pricing remains stable, supporting gross margin improvement
•
Improved infrastructure operating performance driven by growth in Road Zipper SystemTM leasing

“Demand for irrigation equipment in North America improved in the quarter, reflecting increased order activity as grower profitability became more certain post-harvest compared to the delayed investment decisions we had experienced in last year's spring selling season,” said Randy Wood, President and Chief Executive Officer. "Quoting activity in international irrigation markets remains active and growing, however revenues for the quarter were lower in South America following the record revenues captured in Brazil in the prior year. Across our infrastructure business, growth in our Road Zipper System leasing revenues and sales of our road safety products largely offset muted Road Zipper System project activity in the quarter. Importantly, our leasing business continues to represent a greater proportion of our infrastructure segment revenues with this sales mix accretive to Lindsay's overall margin profile."

First Quarter Summary

Consolidated Financial Summary	First Quarter
(dollars in millions, except per share amounts)	FY2024	FY2023	$ Change	% Change

Total revenues	$161.4	$176.2	($14.8)	(8%)
Operating income	$21.1	$24.6	($3.5)	(14%)
Operating margin	13.1%	14.0%
Net earnings	$15.0	$18.2	($3.2)	(18%)
Earnings per share	$1.36	$1.65	($0.29)	(18%)

Revenues for the quarter were $161.4 million, a decrease of $14.8 million, or 8 percent, compared to revenues of $176.2 million in the prior year first quarter. The decrease resulted primarily from lower international irrigation sales compared to prior year first quarter.

Operating income for the quarter was $21.1 million, a decrease of $3.5 million, or 14 percent, compared to operating income of $24.6 million in the prior year first quarter. Operating margin was 13.1 percent of sales compared to 14.0 percent of sales in the prior year first quarter. The decrease in operating income and margin resulted primarily from lower revenues as gross margin improved compared to prior year first quarter.

Net earnings for the quarter were $15.0 million, or $1.36 per diluted share, compared with net earnings of $18.2 million, or $1.65 per diluted share, in the prior year first quarter. Lower net earnings resulted largely from lower operating income that was partially offset by higher interest income. In addition, net earnings in the quarter were impacted by a higher effective income tax rate compared to the prior year first quarter.

First Quarter Segment Results

Irrigation Segment	First Quarter
(dollars in millions)	FY2024	FY2023	$ Change	% Change
Revenues:
North America	$89.4	$83.9	$5.4	7%
International	$50.8	$68.1	($17.3)	(25%)
Total revenues	$140.2	$152.1	($11.9)	(8%)
Operating income	$25.3	$28.6	($3.3)	(12%)
Operating margin	18.1%	18.8%

Irrigation segment revenues for the quarter were $140.2 million, a decrease of $11.9 million, or 8 percent, compared to $152.1 million in the prior year first quarter. North America irrigation revenues of $89.4 million increased $5.4 million, or 7 percent, compared to the prior year first quarter. The increase in North America irrigation revenues resulted primarily from higher unit sales volume that was partially offset by the impact of a less favorable mix of shorter machines compared to the prior year first quarter. Average selling prices remained stable and were comparable to the prior year first quarter.

International irrigation revenues of $50.8 million decreased $17.3 million, or 25 percent. The decrease resulted primarily from lower sales in Brazil and Argentina compared to record sales in those markets in the prior year first quarter. Changes in the timing of funding under the financing program in Brazil contributed to lower sales in the quarter relative to the prior year first quarter. Revenue in the current year also benefited from the favorable effects of foreign currency translation of approximately $1.8 million compared to the prior year first quarter.

Irrigation segment operating income for the quarter was $25.3 million, a decrease of $3.3 million, or 12 percent, compared to the prior year first quarter. Operating margin was 18.1 percent of sales, compared to 18.8 percent of sales in the prior year first quarter. Lower operating income and operating margin resulted primarily from lower international irrigation revenues and the resulting impact from deleverage of fixed operating expenses. Gross margin remained consistent with the prior year first quarter.

Infrastructure Segment	First Quarter
(dollars in millions)	FY2024	FY2023	$ Change	% Change

Total revenues	$21.2	$24.1	($2.9)	(12%)
Operating income	$3.6	$3.4	$0.2	7%
Operating margin	17.1%	14.0%

Infrastructure segment revenues for the quarter were $21.2 million, a decrease of $2.9 million, or 12 percent, compared to $24.1 million in the prior year first quarter. The decrease resulted from lower Road Zipper System sales, which were largely offset by higher Road Zipper System lease revenue and higher sales of road safety products.

Infrastructure segment operating income for the quarter was $3.6 million, an increase of $0.2 million or 7 percent compared to the prior year first quarter. Operating margin was 17.1 percent of sales, compared to 14.0 percent of sales in the prior year first quarter. Increased operating income and operating margin resulted primarily from a more favorable margin mix of revenue with higher lease revenue compared to the prior year first quarter.

The backlog of unfilled orders at November 30, 2023 was $86.8 million compared with $129.6 million at November 30, 2022. The irrigation backlog was lower compared to the prior year while the infrastructure backlog was comparable to the prior year.

Outlook

Mr. Wood concluded, “While customers will invest cautiously, current farm income projections, moderating inflation and an anticipation of flat to lower interest rates provide a stable backdrop for irrigation equipment demand in North America. We expect sales volume levels in developed international markets, particularly Brazil, to improve over the balance of the year, and we continue to see project opportunities in developing markets supported by continuing global concerns over food security and global grain supplies.”

“In our infrastructure business, we are beginning to see the positive impact of increased U.S. infrastructure spending, particularly in Road Zipper System leasing and sales of road safety products. We also continue to actively manage projects through our Road Zipper System project sales funnel, however the timing of project implementation remains challenging to predict.”

First Quarter Conference Call

Lindsay’s fiscal 2024 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® and FieldWise® remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Senior Director, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2023	November 30, 2022

Operating revenues	$161,358	$176,159
Cost of operating revenues	111,453	123,139
Gross profit	49,905	53,020

Operating expenses:
Selling expense	9,817	9,677
General and administrative expense	14,662	14,437
Engineering and research expense	4,352	4,308
Total operating expenses	28,831	28,422

Operating income	21,074	24,598

Other income (expense):
Interest expense	(877)	(909)
Interest income	1,068	373
Other income (expense), net	(270)	(57)
Total other income (expense)	(79)	(593)

Earnings before income taxes	20,995	24,005

Income tax expense	5,976	5,788

Net earnings	$15,019	$18,217

Earnings per share:
Basic	$1.36	$1.66
Diluted	$1.36	$1.65

Shares used in computing earnings per share:
Basic	11,017	10,989
Diluted	11,059	11,073

Cash dividends declared per share	$0.35	$0.34

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2023	November 30, 2022
Operating revenues:
Irrigation:
North America	$89,377	$83,934
International	50,791	68,149
Irrigation segment	140,168	152,083
Infrastructure segment	21,190	24,076
Total operating revenues	$161,358	$176,159

Operating income:
Irrigation segment	$25,307	$28,641
Infrastructure segment	3,619	3,372
Corporate	(7,852)	(7,415)
Total operating income	$21,074	$24,598

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	November 30, 2023	November 30, 2022	August 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$159,381	$99,168	$160,755
Marketable securities	16,278	11,424	5,556
Receivables, net	143,049	157,116	144,774
Inventories, net	164,144	188,404	155,932
Other current assets, net	18,450	25,295	20,467
Total current assets	501,302	481,407	487,484

Property, plant, and equipment, net	103,818	93,518	99,681
Intangibles, net	27,005	17,760	27,719
Goodwill	84,029	67,295	83,121
Operating lease right-of-use assets	17,544	18,477	17,036
Deferred income tax assets	12,712	8,117	10,885
Other noncurrent assets, net	17,508	21,722	19,734
Total assets	$763,918	$708,296	$745,660

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,242	$58,535	$44,278
Current portion of long-term debt	227	223	226
Other current liabilities	89,502	89,827	91,604
Total current liabilities	141,971	148,585	136,108

Pension benefits liabilities	4,308	4,812	4,382
Long-term debt	115,120	115,297	115,164
Operating lease liabilities	17,746	19,161	17,689
Deferred income tax liabilities	695	693	689
Other noncurrent liabilities	17,218	14,960	15,977
Total liabilities	297,058	303,508	290,009

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,115	19,090	19,094
Capital in excess of stated value	98,628	93,079	98,508
Retained earnings	647,455	593,475	636,297
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(21,100)	(23,618)	(21,010)
Total shareholders' equity	466,860	404,788	455,651
Total liabilities and shareholders' equity	$763,918	$708,296	$745,660

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2023	November 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,019	$18,217
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,307	4,871
Provision for uncollectible accounts receivable	71	704
Deferred income taxes	(1,666)	1,129
Share-based compensation expense	1,603	1,473
Unrealized foreign currency transaction loss (gain)	79	(83)
Other, net	73	289
Changes in assets and liabilities:
Receivables	1,689	(19,828)
Inventories	(7,970)	4,803
Other current assets	2,762	3,526
Accounts payable	7,087	123
Other current liabilities	(4,263)	(11,898)
Other noncurrent assets and liabilities	2,081	1,356
Net cash provided by operating activities	21,872	4,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(6,941)	(3,798)
Purchases of marketable securities	(12,992)	—
Proceeds from maturities of marketable securities	2,325	—
Other investing activities, net	(593)	(384)
Net cash used in investing activities	(18,201)	(4,182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,861)	(3,742)
Common stock withheld for payroll tax obligations	(1,575)	(2,471)
Other financing activities, net	56	43
Net cash used in financing activities	(5,380)	(6,170)

Effect of exchange rate changes on cash and cash equivalents	335	(210)
Net change in cash and cash equivalents	(1,374)	(5,880)
Cash and cash equivalents, beginning of period	160,755	105,048
Cash and cash equivalents, end of period	$159,381	$99,168